EXHIBIT 1

LODGIAN, INC. 401(k) PLAN

FINANCIAL STATEMENTS
AND
SUPPLEMENTAL SCHEDULE
(Modified Cash Basis)

For the Years Ended December 31, 2004 and 2003
with
Report of Independent Registered Public Accounting Firm

LODGIAN, INC. 401(k) PLAN

TABLE OF CONTENTS

December 31, 2004 and 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator and Plan Participants of
Lodgian, Inc. 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits (modified cash basis) of the Lodgian, Inc. 401(k) Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits (modified cash basis) for the year ended December 31, 2004. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, these financial statements and schedule were prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Lodgian, Inc. 401(k) Plan as of December 31, 2004 and 2003 and the changes in its net assets available for benefits for the year ended December 31, 2004 on the basis of accounting described in Note 2.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held (at year end) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ GIFFORD, HILLEGASS & INGWERSEN, LLP

Atlanta, Georgia
June 2, 2005

LODGIAN, INC. 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(Modified Cash Basis)

December 31, 2004 and 2003

	2004	2003
Investments, at fair value
Mutual funds	$10,559,938	$8,735,941
Employer securities	26,543	36,654
Participant loans	306,382	220,509

TOTAL INVESTMENTS	10,892,863	8,993,104
Distributions payable	(72,317)	(31,697)

NET ASSETS AVAILABLE FOR PLAN BENEFITS	$10,820,546	$8,961,407

The accompanying notes are an integral part of these financial statements.

LODGIAN, INC. 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(Modified Cash Basis)

For the Year Ended December 31, 2004

Additions to Net Assets
Contributions:
Participants	$1,173,447
Company	736,262
Rollover	45,631

TOTAL CONTRIBUTIONS	1,955,340
Interest and dividend income	11,198
Net appreciation in fair market value of investments	1,072,658

TOTAL ADDITIONS TO NET ASSETS	3,039,196
Deductions from Net Assets
Benefit payments to participants	(1,172,525)
Fees	(7,532)

TOTAL DEDUCTIONS	(1,180,057)

NET INCREASE	1,859,139
Net Assets Available for Benefits at Beginning of Year	8,961,407

Net Assets Available for Benefits at End of Year	$10,820,546

The accompanying notes are an integral part of these financial statements.

LODGIAN, INC. 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE 1—DESCRIPTION OF THE PLAN

The following is a brief description of the Lodgian, Inc. 401(k) Plan (the “Plan”). Reference should be made to the plan document for a more complete description of the Plan’s provisions.

General: The Plan, a defined contribution plan covering all eligible employees, as defined by the Plan, was initially adopted by Servico, Inc., effective July 1, 1984. Servico, Inc. and Impac Hotel Group LLC (“Impac”) combined their respective businesses through a series of corporate mergers, as a result of which Servico, Inc. and Impac became wholly owned subsidiaries of Lodgian, Inc. (the “Company” or “Lodgian”), effective December 11, 1998. Effective January 1, 1999, Lodgian assumed sponsorship of the Plan. Accordingly, the name of the Plan changed from the Servico, Inc. 401(k) Plan to the Lodgian, Inc. 401(k) Plan. Also effective January 1, 1999, the Impac 401(k) Plan merged into the Plan.

On December 31, 2002 (effective January 1, 2002), the Company amended and restated the Plan (the “Amended and Restated Plan”). The Amended and Restated Plan gives the Company the option to institute a Safe Harbor Matching Contribution pursuant to the Internal Revenue Code, sections 401(k)(12) and 401(m)(10). The Company began making Safe Harbor Matching Contributions in 2003.

Effective January 1, 2003, the eligibility rules were amended to require associates to complete one year of service with a minimum of 1000 hours. Eligible employees, as defined, are allowed to participate in the Plan on January 1 or July 1 coincident with or immediately following the attainment of age 21, and the completion of the service requirement. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Effective September 1, 2003, the Plan was amended and restated to delete the trust provisions in the Plan as such provisions are now in a separate trust agreement.

On November 4, 2004, the Plan filed an application with the IRS to obtain an updated favorable determination letter on the Plan’s and Trust’s tax qualified status. On November 10, the IRS acknowledged receipt of the application, but they have not yet commented on this filing.

Contributions:

Pursuant to the Amended and Restated Plan, effective January 1, 2003, participants may elect to contribute up to 15% of pre-tax annual compensation. The Company match, for periods subsequent to January 1, 2003, is dollar for dollar up to the first 3% of compensation. For the next 2% of compensation, the Company matches $0.50 for every dollar contributed.

LODGIAN, INC. 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE 1—DESCRIPTION OF THE PLAN—Continued

Contributions are subject to certain Internal Revenue Code (“IRC”) limitations.

Participant Accounts: Each participant’s account is credited with the participant’s contribution, an allocation of the Company’s contributions, and the investment income (loss) of the Plan for the plan year. Investment income (loss) of the Plan is allocated to the participants’ accounts in proportion to their respective account balances.

Vesting: Participants are fully vested in their contributions and the earnings thereon. For 2002, participants, who completed at least one year of service on or after April 1, 2002, became 100% vested in the Company’s contributions upon the completion of three years of service. However, pursuant to the Amended and Restated Plan, employer Safe Harbor Matching Contributions vest immediately.

Investment Options: Participants may direct their contributions and any related earnings into any investment fund option offered by the Plan. Investment options consist of publicly traded mutual funds, a common collective trust fund, and Company stock. As of December 20, 2001, Company stock was frozen for new contributions. See additional disclosures below concerning the Company stock investments.

Forfeitures: Amounts forfeited by participants who are terminated from the Plan prior to being 100% vested are used to either reduce future administrative expenses or Company contributions at the discretion of the Company. The total forfeited balances for the years ended December 31, 2004 and 2003 were $6,208 and $14,009, respectively. Administrative expenses paid out of forfeitures totaled $14,177 for the year ended December 31, 2004.

Distributions to Participants: Upon termination of service, a participant or his or her beneficiary may elect to receive a distribution of 100% of the participant’s vested account balance. If a participant terminates due to death or retirement, distribution of his or her account may begin as soon as practicable thereafter. At the election of the participants, benefit payments under the Plan may be made via lump sum cash payments, installments over a period of years, or a direct rollover into a qualified retirement plan or individual retirement account. As of December 31, 2004, deferred vested benefits to separated participants totaled $217,022.

Plan Administration: First Trust Corporation (the “Trustee”) is the Trustee of the Plan and has custodial responsibility for the Plan’s assets, including the authority and power to, among other things, invest the principal and income of the Plan’s assets.

LODGIAN, INC. 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE 1—DESCRIPTION OF THE PLAN—Continued

Administrative Expenses: All usual and reasonable costs of administering the Plan are paid by the Plan.

Participant Loans: A participant may borrow the lesser of $50,000 or 50% of his or her vested account balance with a minimum loan amount of $500. Except for loans utilized to acquire a principal residence, loans are repayable through payroll deductions over varying periods not exceeding 60 months. Loans utilized to acquire a principal residence are repayable over ten years. The interest rates are based on prevailing market conditions and are fixed over the life of the respective loan.

Plan Termination: The Company has the right under the Plan to suspend its contributions at any time and to terminate the Plan subject to the provisions of ERISA and the Plan. In the event of Plan termination, participants will become fully vested in their accounts.

NOTE 2—ACCOUNTING POLICIES

Basis of Accounting: The accompanying financial statements have been prepared on the modified cash basis of accounting, which is a comprehensive basis of accounting other than U.S. generally accepted accounting principles. As a result of the application of the modified cash basis, participant and company contribution receivables, refunds of contributions (due to limitations under the IRC), and accrued income were not recorded in the accompanying financial statements.

Valuation of Investments: Securities traded on national securities exchanges are valued at the closing price on the last day of the plan year; investments traded in over-the-counter markets and listed securities for which no sale was reported on that date are valued at the last reported bid price. Net realized gains (losses) and unrealized (depreciation) appreciation are recorded in the accompanying Statement of Changes in Net Assets Available for Benefits as net (depreciation) appreciation in the fair value of investments.

Net appreciation in fair value of investments and the interest and dividends earned for the year ended December 31, 2004 is comprised of:

LODGIAN, INC. 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE 2—ACCOUNTING POLICIES—Continued

Mutual funds	$1,079,275
Lodgian common stock and warrants	(6,617)

$1,072,658

Security transactions are accounted for on the trade dates.

Investment securities, in general, are exposed to various risks, including credit, interest, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is possible that changes in values of investment securities will occur and that such changes could materially affect the amount reported in the Statements of Net Assets Available for Benefits.

Lodgian’s common stock was traded on the New York Stock Exchange until November 21, 2001, when the stock was de-listed due to the reduction in the stock price and the related reduction in the total market capitalization. On December 20, 2001, Lodgian and substantially all of its subsidiaries which owned hotel properties filed for voluntary reorganization with the United States Bankruptcy Court for the Southern District of New York under Chapter 11 of the Bankruptcy Code. The Company’s common stock traded on the Over-the-Counter Bulletin Board until November 25, 2002, when Lodgian and subsidiaries owning 78 hotels emerged from Chapter 11. On this date, the old common stock was cancelled and new securities were issued. The previous shareholders became entitled to receive a percentage of the new common shares along with warrants to purchase new common shares (the “Class A & Class B warrants”). The new common stock traded, on a limited scale, on the Over-the-Counter Bulletin Board until January 28, 2003, when it began trading on the American Stock Exchange (opening price was $5.25 per share). Notwithstanding the opening bid price of the stock on January 28, 2003, the stock was independently appraised at $3.33 per share as of December 31, 2002.

NOTE 3—TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated October 15, 2002 that the Plan, as designed, is qualified and that the trust established under the Plan is tax-exempt under the appropriate sections of the IRC. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is currently designed and is being operated in compliance with the applicable requirements of the

LODGIAN, INC. 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE 3—TAX STATUS—Continued

IRC. On this basis, the plan administrator believes that, as of the date of these financial statements, the Plan was qualified and the related trust was tax-exempt.

NOTE 4—INVESTMENTS

Individual investments that represent 5% or more of the Plan’s net assets as of December 31, 2004 or 2003 are as follows:

	2004	2003
Dodge & Cox Balanced Fund	$5,109,140	$4,535,969
SSgA Funds – S&P 500 Index Fund	1,750,790	1,515,255
SEI Stable Asset Fund	1,426,974	1,258,759
Royce Low Price Stock	765,609	—
American Century Equity Growth Fund	599,556	—
Royce Total Return	—	585,778

Information about the net assets relating to the Company’s stock (non-participant-directed) and warrants as of December 31, 2004 is as follows:

	2004	2003
Net Assets
Common Stock	$21,429	$31,550
Class A Warrants	1,181	1,179
Class B Warrants	3,933	3,925

	$26,543	36,654

The values shown above for the Company’s common stock, Class A Warrants and Class B warrants are based on a valuation performed by an independent appraiser as of December 31, 2004 and 2003, respectively.

Information about the significant components of the changes in net assets relating to the Company’s stock (non-participant directed) and warrants for the year ended December 31, 2004 is as follows:

LODGIAN, INC. 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE 4—INVESTMENTS—Continued

Changes in Net Assets
Net depreciation in fair value	$(6,617)
Distributions to participants	(3,312)
Transfers	(182)

$(10,111)

NOTE 5—PROHIBITED TRANSACTION EXEMPTION

As more fully discussed in Note 2 to these financial statements, on November 25, 2002, Lodgian’s old common stock was cancelled and the previous shareholders (including those holding shares via the Plan) became entitled to receive their pro rata share of new shares along with their pro rata share of Class A and Class B warrants. Notwithstanding the distribution of securities under the Company’s approved plan of reorganization, the Class A and Class B warrants are not “qualifying employer securities” as defined by Section 407(d)(5) of ERISA.

As a result, on March 20, 2003, the Company submitted an Application for Prohibited Transaction Exemption to the Department of Labor. The application, which was submitted pursuant to the ERISA provisions, was later revised on May 27, 2003 and requested a prohibited transaction exemption to permit the following:

1)	the involuntary acquisition and continued holding of Lodgian (a party in interest) securities in the form of the Class A and Class B warrants received by the Plan as a result of the approved plan of reorganization of Lodgian, which would permit the purchase of new common stock.

2)	the cancellation of the Class A and Class B warrants in exchange for a cash payment, by Lodgian, into the Plan; for active Plan participants and terminated vested Plan participants whose vested interests exceed $5,000 and who elect to surrender the Class A and Class B warrants; and the automatic cash-out of the Class A and Class B warrants in connection with distributions to terminated vested participants whose vested interests are $5,000 or less.

3)	the sale of the Warrants from Plan participants to Lodgian to cash out active and terminated vested participants.

4)	the potential exercise of the Warrants into Lodgian stock.

LODGIAN, INC. 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2004 and 2003

NOTE 5— PROHIBITED TRANSACTION EXEMPTION—Continued

An exemption, from the prohibited transactions, is necessary to avoid the sanctions against Lodgian and/or the Plan that would apply in the absence of the exemption and to permit Plan participants to make decisions concerning the Plan’s receipt of the Class A and Class B warrants. During 2003, the Department of Labor formally granted the exemption based on certain conditions effective as of December 3, 2003. The warrants are valued annually subsequent to year end. The December 31, 2003 valuations of Class A and Class B warrants were used for plan year ended December 31, 2004 and were independently appraised at $0.13 and $0.14, per warrant, respectively.

SUPPLEMENTAL INFORMATION

LODGIAN, INC. 401(k) PLAN
EIN # 65-0350241
PLAN # 002
SCHEDULE H, LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2004

	Identity of Issuer, Borrower,	Description of		Current
	Lessor, or Similar Party	Investment	Cost	Value
*	First Trust Corporation	Dodge & Cox Balanced Fund, 64,387 shares	(a)	$5,109,140
		SSgA Funds – S&P500 Index Fund, 87,671 shares	(a)	1,750,790
		SEI Stable Asset Fund, 1,426,974 shares	(a)	1,426,974
		Royce Low Price Stock, 49,942 shares	(a)	765,609
		American Century Equity Growth Fund, 27,154 shares	(a)	599,556
		American Europacific Growth Fund, 10,020 shares	(a)	353,289
		PIMCO Total Return, 26,948 shares	(a)	287,535
		First Trust Institutional Money Market, 78,743 shares	(a)	79,173
		Hotchkiss and Wiley Mid Cap Fund, 2,412 shares	(a)	65,573
		Growth Fund of America, 1,920 shares	(a)	52,291
		Van Kampen Comstock, 2,297 shares	(a)	42,509
		Baron Growth Fund, 405 shares	(a)	18,192
		Calamos Growth Fund, 170 shares	(a)	9,021
		Royce Total Return Fund, 23 shares	(a)	286

*	Lodgian, Inc.	Common stock, 1,742 shares		21,429
		"A" Warrants, 9,093 shares		1,181
		"B" Warrants, 28,100 shares		3,933

*	Various Plan Participants	Participant loans with varying maturities and interest
		rates ranging from 5% to 6%	—	306,382

	TOTAL			$10,892,863

*	Indicates party in interest

(a)	Participant directed